Exhibit 10.5
Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.
AMENDMENT NO. 3 TO
AGREEMENT
THIS AMENDMENT NO. 3 TO AGREEMENT (this “Amendment”) is made effective as of the 18th day of January, 2008, between IDEXX Operations, Inc., a Delaware corporation whose principal place of business is at 6100 East Shelby Drive, Memphis, Tennessee 38141, U.S.A. (“IDEXX”) and Ortho-Clinical Diagnostics, Inc., a New York corporation with offices at 100 Indigo Creek Drive, Rochester, New York, U.S.A. (“OCD”).
WHEREAS, OCD and IDEXX have entered into that certain Agreement dated as of October 16, 2003, as amended by Amendment No. 1 thereto (“Amendment No. 1”) effective January 1, 2005 and by Amendment No. 2 thereto effective October 15, 2006 (as so amended, the “Agreement”), regarding supply by OCD of dry slides for IDEXX veterinary chemistry analyzers;
WHEREAS, OCD and IDEXX have, through a series of discussions, recently reached mutual agreement as to the allocation of Automation Costs within the meaning of Section 3.08 of the Agreement, as well as certain other capital costs relating to the production of dry slides under the Agreement;
WHEREAS, OCD and IDEXX now desire to amend the Agreement to reflect the foregoing discussions and agreement; and
WHEREAS, OCD and IDEXX also desire to extend the term of the Agreement and to make certain other amendments as set forth hereinbelow.
NOW THEREFORE, the parties hereby agree as follows:
1. Capitalized terms used in this Amendment, which are not otherwise defined, have the respective meanings ascribed to them in the Agreement.
2. Section 3.03 of the Agreement is hereby amended by (a) deleting the parenthetical “(the “Development Period”)” from the second sentence thereof and (b) replacing the third sentence thereof in its entirety with the following: “In connection with such consulting services, or any other assistance, cooperation, participation or involvement of OCD in relation to the Development Program during the Term, OCD may, but shall not be obligated to, disclose materials or other information to IDEXX that OCD considers to be proprietary or confidential.”
3. Section 3.04 of the Agreement is hereby amended by replacing the words “Development Period” with “first five years following the Commencement Date”.

4. Notwithstanding any of the provisions of Section 3.08 of the Agreement to the contrary, all Automation Costs, whether incurred or paid prior to or after the date of this Amendment, including those incurred in connection with the first, second and third slide featuring machines associated with the capital project known as Catalyst, shall be borne by the parties as follows: (a) OCD shall bear [**] of such costs, (b) IDEXX shall bear [**] of such costs, and (c) all such costs in excess of the foregoing $[**] shall be borne [**]; provided, however, that to the extent any such costs result from a change in the specifications for the New Slide/Panel Design that is requested by IDEXX after the date of this Amendment, IDEXX alone shall bear such additional costs.
5. If at any time after the date of this Amendment IDEXX’s and IDEXX BV’s forecasted demand for New Slides under this Agreement exceeds [**] slides per year in the aggregate, any additional capital investments and other capital costs directly related to the manufacturing, formatting, packaging or other processing that is necessary for the production of New Slides and occurs downstream from the production of VITROS slides (including but not limited to manufacturing equipment, packaging equipment, facilities and freezers, but excluding injection molding tooling for New Slides and excluding costs attributable to the production of VITROS slides) that are required in order to meet such demand shall be borne in equal shares by OCD and IDEXX; provided, however, that to the extent any such costs result from any addition to or change in materials, labeling, packaging, profile configurations, panel configurations or other specifications for the New Slide/Panel Design that is requested by IDEXX or IDEXX BV after the date of this Amendment, IDEXX alone shall bear such additional costs. For the avoidance of doubt, the foregoing shall not affect IDEXX’s responsibility for the costs associated with injection molding tooling for New Slides pursuant to Section 3.08(b) (as amended by Amendment No. 1).
6. Section 18.01 is amended by deleting the same in its entirety and substituting therefor the following provision: “Subject to the terms and conditions set forth herein, the term (the “Term”) of the Agreement shall be the period from the Commencement Date until December 31, 2025.”
7. Upon the request of either party from time to time during the Term, the parties shall, within 30 days of such request, cause their respective senior executives to meet to discuss the business relationship between the parties and any issues that are of concern to either party in relation to this Agreement or the Europe Agreement (including but not limited to any actual or anticipated decline in OCD’s financial returns hereunder or thereunder), and to consider ways to address any such issues. For purposes of this clause, the term “senior executive” shall mean a party’s chief executive officer or his or her direct report having overall responsibility for the relationship with the other party under this Agreement and the Europe Agreement.
8. In the event of any conflict between the provisions of this Amendment and the provisions of the Agreement, the provisions of this Amendment shall control. Except as modified by this Amendment, all provisions of the Agreement shall continue in full force and effect. All other oral or written agreements, understandings, promises and representations between the parties with respect to the allocation of Automation Costs are superseded by this Amendment.

IN WITNESS WHEREOF and intending to be legally bound, the parties hereto have caused this Amendment No. 3 to be duly executed in duplicate by their respective authorized representatives as of the day and year first written above.

ORTHO-CLINICAL DIAGNOSTICS, INC.		IDEXX OPERATIONS, INC.

By:	/s/ Tony Zezzo	By:	/s/ Irene C. Kerr

	Name: Tony Zezzo		Name: Irene C. Kerr
	Title: V.P. Americas		Title: President

The foregoing Amendment No. 3 to the Agreement dated as of October 16, 2003 between IDEXX Operations, Inc. and Ortho-Clinical Diagnostics, Inc. is hereby consented to and acknowledged by:

IDEXX LABORATORIES, INC.,
solely as guarantor pursuant to
Section 30 of the Agreement

By:	/s/ Jonathan W. Ayers
	Name:	Jonathan W. Ayers
	Title:	President and CEO